Exhibit 99.1

Press Release
ICAD REPORTS FIRST QUARTER FINANCIAL RESULTS
Conference Call to be Held Thursday, April 29, 2010 at 10:00 a.m. Eastern Time
NASHUA, N.H. (April 28, 2010) — iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today reported financial results for the three months ended March 31, 2010.
Financial highlights for the first quarter of 2010 include the following (all comparisons are with the first quarter of 2009):
•	Total revenue of $6.5 million, compared with $7.2 million

•	Digital computer-aided detection (CAD) and MRI CAD revenue of $4.2 million, compared with $4.8 million

•	Film-based revenue of $1.0 million, compared with $1.6 million

•	Service and supply revenue of $1.3 million, compared with $825,000

•	International revenue of $1.1 million compared with $1.2 million

•	Gross margin of 87.0% compared with 82.5%

•	Net loss of $1.2 million or $0.03 per share, compared with a net loss of $1.0 million or $0.02 per share
Highlights of the quarter include:
•	The showcasing of a broad offering of products at the European Society of Radiology’s (ECR) Annual Meeting that featured leading-edge technologies for CAD applied to digital mammography and CT colonography, as well as quantitative image analysis and workflow solutions for breast and prostate MRI.

•
The granting of U.S. Patent Number 7,660,448, covering future iterations of iCAD’s SecondLook® digital CAD solution with potential further application to the Company’s other image analysis solutions that incorporate CAD lesion metrics to provide clinicians with enhanced clinical information.

•
Partnering with the International Center for Postgraduate Medical Education (ICPME) to provide clinician-focused educational events to support improved patient care through a series of educational initiatives for physicians who diagnose and treat patients with breast and prostate cancers.

Commenting on the first quarter of 2010, Ken Ferry, President and CEO of iCAD, Inc., said, “We continued to make progress overall with our business while facing a cautious spending environment reflecting recent healthcare reform legislation and a modestly improving economy. While our comparative quarterly performance was less favorable than we may have anticipated, some meaningful progress is worth noting. Specifically, we achieved record gross margin, and if the one-time costs related to a transaction that was not consummated were eliminated, the 2010 quarterly loss would have narrowed substantially compared with the first quarter of 2009.
“The performance of our core digital CAD business was fairly consistent with the Mammography Quality Standard’s Act (MQSA) data published on the U.S. Food and Drug Administration’s (FDA) website. As healthcare spending improves over time, we anticipate stronger performance as nearly 40% of the U.S. market and more than 50% of the international market has yet to convert from film to digital mammography systems. Demand for film-based products was also soft comparatively, as film-based CAD systems continue to phase out and TotalLook MammoAdvantage® sales declined, as well, due to weaker demand for digital mammography systems. We were particularly pleased, however, with service revenue growth as our global installed base of CAD systems now exceeds 3,500 and has become a major source of service contract growth.
“We continued to make significant progress with our new product pipeline for MRI and CT based solutions. With the success of our various educational initiatives, we are confident that these new solutions will contribute more substantially to our performance in the second half of the year,” concluded Mr. Ferry.
First Quarter Results
Total revenue for the first quarter of 2010 was $6.5 million, a decrease of 9% compared with $7.2 million for the first quarter of 2009. This reflects a 13% decline in revenue from the Company’s digital and MRI CAD products to $4.2 million from $4.8 million in the prior year, as purchases of capital equipment by U.S. hospitals remained soft, somewhat offset by purchases of the Company’s newer MRI CAD products. International revenue decreased 11% to $1.1 million from $1.2 million in the first quarter of 2009.

Total film-based revenue for the first quarter of 2010 declined 33% to $1.0 million from $1.6 million in the first quarter of 2009. This decline can also be attributed to softer demand for digital mammography as the majority of film-based revenue is derived from sales of the TotalLook MammoAdvantage, a digitizing and comparative reading solution that is sold to further optimize workflow in a digital mammography environment, as well as to the expected continued decline in the demand for film-based products and accessories as the marketplace continues to transition to digital technologies.
Service and supply revenue increased 59% to $1.3 million from $825,000 in the prior year period, primarily due to growth in service contract revenue as digital CAD and TotalLook MammoAdvantage systems continue to transition from warranty to service contracts, underscoring the growth in the Company’s installed product base.
The Company achieved a record gross margin of 87.0% for the 2010 first quarter compared with 82.5% in the 2009 first quarter, primarily due to optimized pricing and cost management. First quarter 2010 operating expenses of $6.9 million include one-time costs of $681,000 related to a transaction that was not consummated, and compare with first quarter 2009 operating expenses of $6.9 million. For the first quarter of 2010 the Company posted a net loss, including stock-based compensation expense of $483,000, of $1.2 million or $0.03 per share, compared with a net loss, including stock-based compensation expense of $500,000, of $1.0 million or $0.02 per share in the first quarter of 2009.

	Three months ended March 31,
	2010	2009	% Change
Digital & MRI CAD revenue	$4,165,282	$4,777,121	-12.8%
Film-based revenue	1,046,370	1,562,499	-33.0%
Service & supply revenue	1,308,844	825,378	58.6%

Total revenue	$6,520,496	$7,164,998	-9.0%

As of March 31, 2010, iCAD had cash and cash equivalents of $16.3 million, compared with $16.2 million as of December 31, 2009.
Darlene Deptula-Hicks, Executive Vice President and CFO, said, “Our operational performance continued to be strong as we achieved a record gross margin for the quarter, slightly reduced total operating expenses and efficiently managed cash. Without one-time transaction related expenses this quarter of $681,000, we would have decreased our net loss by about 50% in comparison to last year’s first quarter net loss. This financial discipline combined with ongoing progress advancing our new product pipeline should position iCAD favorably to take full advantage of any improving economic conditions.”

2010 Financial Guidance
While iCAD management is becoming increasingly optimistic about the Company’s prospects in 2010, due to the economic environment and associated uncertainty in the healthcare markets iCAD serves, the Company has made a decision to defer providing financial guidance at this time. This decision will be reviewed mid-year and iCAD will provide an update at that time.
Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, April 29, 2010 to discuss these results and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 800-561-2731(domestic) or 617-614-3528 (international) and entering passcode 67098325. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
A replay of the conference call will be available beginning two hours after its completion through May 6, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 91531823. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography and computed radiography), Magnetic Resonance Imaging (MRI) and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, more than 3,500 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast and prostate, and in the future colon and lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com
For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at
212-838-3777 x6604 or via email at afields@lhai.com
For iCAD Public Relations, contact Liza Heapes of MS&L
at 617-369-8787 or via email at liza.heapes@mslworldwide.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.
— Tables to Follow —

iCAD, Inc.

Statements of Operations
(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009
Revenue Products	$5,211,652	$6,339,620
Service and supplies	1,308,844	825,378

Total revenue	6,520,496	7,164,998

Cost of revenue Products	716,062	1,054,987
Service and supplies	131,523	201,817

Total cost of revenue	847,585	1,256,804

Gross margin	5,672,911	5,908,194

Operating expenses:
Engineering and product development	1,556,126	2,161,215
Marketing and sales	2,833,163	2,945,121
General and administrative	2,484,995	1,835,311

Total operating expenses	6,874,284	6,941,647

Loss from operations	(1,201,373)	(1,033,453)

Interest income (expense) — net	18,016	34,926

Loss before provision for income taxes	(1,183,357)	(998,527)

Provision for income taxes	1,250	—

Net loss	$(1,184,607)	$(998,527)

Net loss per share:
Basic and Diluted	$(0.03)	$(0.02)

Weighted average number of shares used in computing loss per share:
Basic and diluted	45,686,285	45,352,954

iCAD, Inc.

Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,295,969	$16,248,031
Trade accounts receivable, net of allowance for doubtful accounts of $50,000 in 2010 and $84,000 in 2009	4,223,084	4,692,614
Inventory, net	1,000,573	1,094,115
Prepaid and other current assets	457,378	393,490

Total current assets	21,977,004	22,428,250

Property and equipment:
Equipment	2,799,475	2,873,012
Leasehold improvements	72,612	72,612
Furniture and fixtures	344,700	344,700
Marketing assets	292,613	292,613

	3,509,400	3,582,937
Less accumulated depreciation and amortization	2,672,156	2,661,083

Net property and equipment	837,244	921,854

Other assets:
Deposits	32,126	63,194
Patents, net of accumulated amortization	98,510	90,027
Customer relationships, net of accumulated amortization	192,236	200,407
Technology intangibles, net of accumulated amortization	5,816,074	6,093,294
Tradename, net of accumulated amortization	93,000	99,200
Goodwill	43,515,285	43,515,285

Total other assets	49,747,231	50,061,407

Total assets	$72,561,479	$73,411,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,290,439	$1,365,558
Accrued salaries and other expenses	1,974,206	2,199,286
Deferred revenue	3,226,603	3,139,567

Total current liabilities	6,491,248	6,704,411

Long-term warranty expense	21,235	23,275
Long-term deferred revenue	446,978	375,183

Total liabilities	6,959,461	7,102,869

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: authorized 1,000,000 shares; issues and outstanding 0 in 2010 and 2009.	—	—
Common stock, $.01 par value: authorized 85,000,000 shares; issued 45,758,888 in 2010 and 45,746,736 in 2009; outstanding 45,691,012 in 2010 and 45,678,860 in 2009	457,589	457,467
Additional paid-in capital	150,540,594	150,062,733
Accumulated deficit	(84,445,901)	(83,261,294)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)

Total stockholders’ equity	65,602,018	66,308,642

Total liabilities and stockholders’ equity	$72,561,479	$73,411,511

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